Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 18, 2007
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS PROFITABLE FIRST QUARTER

St. Paul, Minn. (4/18/07)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its first quarter ended March 31, 2007. Income from continuing operations for the quarter was $544,000, or $0.05 per diluted share, on revenue of $5,105,000. This compares to income from continuing operations of $955,000, or $0.09 per diluted share, on revenue of $6,899,000 in the first quarter of 2006, and income from continuing operations of $751,000, or $0.07 per diluted share, on revenue of $5,073,000 in the fourth quarter of last year.

“Quote and order activity increased over last quarter particularly toward the end of the quarter, and this allowed us to maintain revenue at last quarter’s level and also build backlog,” Joseph C. Levesque, president and chief executive officer, commented. “Our continuing operations were profitable for the sixth consecutive quarter, our gross profit margin of 52.7% exceeded our targeted range, and we improved our cash position by about $250,000. We successfully qualified our 55V16 gravity feed handler for additional applications at one of our largest customers, and we continue to attract interest in our 55V Series handlers from a growing potential customer list.”

“Looking forward, however, our visibility remains clouded,” Mr. Levesque added. “For the first two months of 2007, semiconductor revenues trended significantly downward, and it was recently reported that inventory levels improved only marginally during the quarter. These conditions lead us to expect that equipment requirements in the second quarter will continue to be moderate and targeted primarily at new package types. The current unsettled industry conditions are not impacting our customer base uniformly, with new capacity requirements varying considerably among our customers, and we expect these conditions to continue in the second quarter. As a result, our insight into our second quarter is limited, and revenue is difficult to predict at this time, but we believe it is likely to be similar to our first quarter.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2006.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months ended March 31,
	2007	2006

Net sales	$5,105	$6,899
Cost of goods sold	2,415	3,493
Gross profit	2,690	3,406
Gross profit percent	52.7%	49.4%

Operating expenses:
Selling, general and administrative	1,266	1,627
Research and development	976	856
Total operating expenses	2,242	2,483

Income from operations	448	923
Interest income (expense), net	101	39
Income before income taxes	549	962
Income tax expense	(5)	(7)
Income from continuing operations	544	955

Loss from discontinued operations	-	(479)

Net income	$544	$476

Basic income (loss) per share:
Continuing operations	$0.05	$0.10
Discontinued operations	-	(0.05)
Net income	$0.05	$0.05

Diluted income (loss) per share:
Continuing operations	$0.05	$0.09
Discontinued operations	-	(0.05)
Net income (1)	$0.05	$0.05

Weighted average common shares outstanding:
Basic	10,278	9,818
Diluted	10,581	10,560

(1) For the three months ended March 31, 2006, the sum of continuing operations and discontinued operations does not equal the total due to rounding.

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31,	December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$8,654	$8,394
Accounts receivable, net	2,943	2,165
Inventories - operations	7,770	7,263
Inventories - shipped equipment, subject to
revenue deferral	99	100
Other current assets	399	336
Total current assets	19,865	18,258

Property and equipment, net	174	194

Other assets	461	415

Total assets	$20,500	$18,867

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$42	$41
Trade accounts payable	2,059	490
Other current liabilities	1,235	1,825
Total current liabilities	3,336	2,356

Long-term debt, less current portion	46	57

Shareholders' equity	17,118	16,454

Total liabilities and shareholders' equity	$20,500	$18,867